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                                                            EXHIBIT 99.B5(A)(II)

                         INVESTMENT ADVISORY AGREEMENT
                      FOR THE TIMOTHY PLAN VARIABLE SERIES

     AGREEMENT, made by and between THE TIMOTHY PLAN, a Delaware business trust (the "Trust") on behalf of THE TIMOTHY PLAN VARIABLE SERIES (the "Fund") and TIMOTHY PARTNERS, LTD., a Florida limited partnership (the "Investment Advisor").

                              W I T N E S S E T H:

     WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940 (the "1940 Act") and engages in the business of investing and reinvesting its assets in securities, and the Investment Advisor is a registered Investment Advisor under the Investment Advisers Act of 1940 (the "Advisers Act") and engages in the business of providing investment management services; and

     WHEREAS, the Trust wishes to retain the Investment Advisor to serve as Investment Advisor to the Fund and the Investment Advisor is willing to furnish such services to the Fund.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

     1. The Trust hereby employs the Investment Advisor to manage the investment and reinvestment of the Fund's assets and to administer its affairs, subject to the direction of the Board of Trustees and officers of the Trust for the period and on the terms hereinafter set forth. The Investment Advisor hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.
The Investment Advisor shall for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to
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act for or to represent the Fund in any way, or in any way be deemed an agent of the Fund. The Investment Advisor shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board of Trustees of the Trust with such information and reports regarding the Fund's investments as the Investment Advisor deems appropriate or as the Trustees of the Trust may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Investment Advisor may retain as a sub-Advisor to the Fund, at the Investment Advisor's own expense, any investment Advisor registered under the Advisers Act. As the Investment Advisor is structured as a partnership, shareholders of the Fund will be notified (as required by Section 205 of the Advisers Act of any significant ownership changes in the Investment Advisor within ten (10) days of any such change in ownership.

     2. The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes. Partners and employees of the Investment Advisor may be trustees, officers and employees of the funds of which Timothy Partners, Ltd. is Investment Advisor. Partners and employees of the Investment Advisor who are trustees, officers and/or employees of the Trust shall not receive any compensation from the Fund for acting in such dual capacity.

         In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Fund and Investment Advisor may share facilities common
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to each, with appropriate proration of expenses between them.

     3. (a) The Investment Advisor shall place and execute Fund orders for the purchase and sale of portfolio securities with broker/dealers. Subject to the primary objective of obtaining the best available prices and execution, the Investment Advisor will place orders for the purchase and sale of portfolio securities for the Fund with such broker/dealers as it may select from time to time, including brokers who provide statistical, factual and financial information and services to the Fund, to the Investment Advisor, or to any other fund for which the Investment Advisor provides investment advisory services and/or with broker/dealers who sell shares of the Fund or who sell shares of any other fund for which the Investment Advisor provides investment advisory services. Broker/dealers who sell shares of the funds of which Timothy Partners, Ltd. is Investment Advisor, shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

         (b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Advisor may ask the Fund and the Fund may agree to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where it and the Investment Advisor have determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Advisor's overall responsibilities with respect to the Fund and to other funds for which the Investment Advisor exercises investment discretion.
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     4.  As compensation for the services to be rendered to the Fund by the
Investment Advisor under the provisions of this Agreement, the Fund shall pay to the Investment Advisor from the Fund's assets an annual fee equal to 1.00% of the daily average net assets of the Fund, payable on a monthly basis, subject to reduction to the extent necessary to comply with the most stringent limits prescribed by any state in which the Fund's shares are offered for sale.

         If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

     5. The services to be rendered by the Investment Advisor to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     6. The Investment Advisor, its partners, employees, and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Fund or to any other investment company, corporation, association, firm or individual.

     7. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of duties of the Investment Advisor to the Fund, the Investment Advisor shall not be subject to liabilities to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

     8. The Fund agrees that, in the event that the Investment Advisor ceases to be the
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Fund's investment advisor for any reason, the Fund will (unless the Investment
Advisor otherwise agrees in writing) promptly take all necessary steps to propose to the shareholders at the next regular meeting that the Fund change to a name not including the word "Timothy." The Fund agrees that the word "Timothy" in its name is derived from the name of the Investment Advisor and is the property of the Investment Advisor for copyright and all other purposes and that therefore such word may be freely used by the Investment Advisor as to other investment activities or other investment products.

     9. This Agreement shall be executed and become effective as of the date written below if approved by the vote of a majority of the outstanding voting securities of the Fund. It shall continue in effect for a period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of a penalty, on sixty days' written notice to the Investment Advisor of the Fund's intention to do so, pursuant to action by the Board of Trustees of the Fund or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Investment Advisor may terminate this Agreement at any time, without the payment of penalty on sixty days' written notice to the Fund of its intention to do so. Upon
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termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Fund to pay to the Investment Advisor the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

     10. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

     11. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning defined in the 1940 Act.
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     IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presents to be signed by their duly authorized officers the ____ day of _______________, 1998 .
                                                        --

Attest:                                           THE TIMOTHY PLAN

__________________________                        By:_____________________

Attest:                                           TIMOTHY PARTNERS, LTD.
                                                  By: COVENANT FUNDS, INC.
                                                  Managing General Partner

__________________________                        By:_____________________
                                                   Arthur D. Ally, President